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
                                     EXHIBIT 11.1
                                 EASTON BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                        QUARTER ENDED SEPTEMBER 30, 2001


                                                 Three Months          Nine Months
                                                     Ended                Ended
                                              September 30, 2001   September 30, 2001
                                              -------------------  -------------------
Net income                                    $            93,648  $           269,782
                                              ===================  ===================

Average shares outstanding                                560,318              560,318
Basic earnings per share                      $              0.17  $              0.48
                                              ===================  ===================

Average shares outstanding                                560,318              560,318
Dilutive average shares outstanding under
    warrants and options                                  263,800              263,800
Exercise price                                $             10.00  $             10.00
Assumed proceeds on exercise                  $         2,638,000  $         2,638,000
Average market value                          $             10.40  $             10.19
Less:  Treasury stock purchased with assumed
    proceeds from exercise of warrants and
    options                                               253,654              258,881
Adjusted average shares-diluted                           570,464              565,237
Diluted earnings per share                    $              0.16  $              0.48
                                              ===================  ===================
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     The stock of the Company is not traded on any public exchange.  The average market  values  are  derived from trades known to management.  Private sales may occur  where  management  of  the  Company  is  unaware  of  the  sales  price.


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